Following are three additional proxy soliciting materials supplementing the Notice of Special Meeting of Share Owners and Proxy Statement and proxy which was filed with the Commission on February 12, 1997. All the material will be used in connection with meetings with Company employees and retirees.

First Document:

TEXT OF MERGER INFORMATION MEETINGS TO BE HELD WITH CENTERIOR
EMPLOYEES

Overhead #1 - Welcome  -- agenda

Good morning/afternoon. I'm pleased to see so many of you here today. But I'm not surprised. When we tell people in advance that there's going to be a meeting to discuss the merger, interest is high.

You should know that this is one in a series of meetings being held all over the Centerior area during March. There has been a lot going
on with the merger and we want to update you.   In fact, Bob Farling
would have preferred that he visit with us in person today. But there is only one of him and cloning isn't far enough along so that he could be here and be at a dozen other work locations as well. So others of us are standing in, and we're glad to do so.

But we did get Bob to slow down long enough to get in front of the TV cameras a couple of weeks ago ...and make a short video. We call it "Five In Five" because it gives five reasons why share owners should
vote in favor of the merger, in five minutes.   The video is aimed
primarily at those of us who own Centerior stock. But even if you aren't a share owner, I think you'll appreciate the fact that all of us should support the merger.

ROLL VIDEOTAPE    (5:05)

Overhead #2 - Vote Yes for the Merger

The votes of all the share owners of both Centerior and Ohio Edison will be counted March 27th. On that day, there will be share owner meetings of both companies held at the same time, 2 p.m., and the results of the voting reported.

Overhead #3 - Failure to Send in the Proxy Results in a NO Vote

I, too, would urge you to vote for the merger if you are a share owner. As you may know, not voting is the same as voting "no." Let me explain that. What is needed, from our share owners is a yes vote for the majority of shares outstanding, not just from the majority of votes actually cast.

Overhead #4 - Votes Needed to Pass the Merger

To put it in simple terms, if we had a hundred shares of stock but only 60 per cent of the shares were voted, we'd have to get almost all
of them, 50 shares, voted in favor of the merger.   Ohio Edison faces
an even bigger hurdle, because they need a yes vote for 2/3 of their outstanding shares cast in favor of the merger.

But we're both confident we can do it. The benefits, as outlined in Bob's video, are quite apparent.

Now, what else is going on regarding the merger besides the share owner vote?

Overhead #5 - Rate Reduction (chart)

As you know, on January 30th the PUCO approved the FirstEnergy rate reduction request for CEI and Toledo Edison. That was quite important, because that enabled us to go to our share owners and say, "See--the PUCO sees the value of the merger, because there will be a rate decrease for all customers, based on the money saved by FirstEnergy."

Rate cases are big, complex things. Not surprisingly, there's been some confusion about what's in this rate reduction, and what's not. Here are the basics:

We'll start with a rate freeze for all classes of customers. Then, seven months after the merger is effective, each residential customer
will receive a $3 per month  reduction.   The reduction will increase
to $4 per month July 1, 2000 and to $5 per month from July 1, 2001 through the year 2005.

Some people, including news reporters, thought the reductions would accumulate -- $3, plus $4, plus $5 for a total of $12. Not so.

On January 1, 2006, the big reduction in base rates of 15 per cent from existing rates takes place. For residential customers, the reduction will be even better -- 20 per cent.

There's been confusion about those reductions, too. They're reductions from the actual rate-freeze levels, of today, not the amount customers will be paying with their $5 discount.

There will also be some reductions for certain commercial customers and schools systems and we can go into detail on those areas later if you'd like.

Overhead #6 -  Our service will cost 20% less in 2006

Most of us are getting questions about the residential plan so this should help you explain it to your friends, neighbors and relatives. In essence, -if you ever hear anyone criticize our rate proposal, ask them if they can think of anything else that is expected to cost 20 per cent less 10 years from now!

Overhead  #7 - PUCO -- SEC -- FERC -- DOJ

Meanwhile, the PUCO has started its own look at the merger, separate from our rate case. That is an extra process, not spelled out in the law, but we are optimistic the PUCO will not throw up any insurmountable roadblocks.

But there are other agencies involved. Federal agencies. The SEC the FERC and DOJ.

The SEC is the Securities and Exchange Commission. We expect an early approval from that body. Probably in the next few months.

FERC, the Federal Energy Regulatory Commission, could be another story. Utility mergers have been dragging on for month after month into years at FERC. That agency last year filed some new policies to streamline the process, and they are dedicated to not doing anything that will curtail competition. Since FirstEnergy will be more competitive than either Centerior or Ohio Edison alone, we've asked the FERC for expedited handling of our application and that public hearings not be held. And we're pointing out that the PUCO wants the merger to go forward so our rate reduction plan can go into effect, and more than 100 municipalities have passed resolutions supporting the merger.

DOJ, the Department of Justice, also reviews the antitrust implications of the merger, and is expected to complete its review in May.

Overhead #8 - September 1, 1997
                     FirstEnergy target date

If all goes well, FERC will act this summer and the merger can be complete by September 1, which is the date we've set as the target for the new organization to be in place so that we can hit the ground running. If final approval is not yet received, we at least will know how the overall organization will look and be able to work more closely together on day-to-day activities.

To that end, the two companies have set up 13 process teams and two task forces which are working full time on merger activities. Most of the groups are meeting in Ohio Edison's building in Akron, but about four of them are meeting in the Cleveland -Independence area.

Overhead #9 -  As is  -- April
                      Could be -- May

The task forces are looking at how the two companies go about their business. Right now they're in the "as is" stage -- looking in detail at how the way things work today. In April they'll begin to look at the way things "could be" in a merged company. And suggesting how various processes could be melded together.

Their recommendations will be reviewed by the senior executives who make up the Transition Management Team and, sometime in the summer, we'll begin to get the big picture of how the new organization will look and who the principal figures in charge will be. The idea, again, is to be ready to hit the ground running September 1.

And even if the merger is not final by September 1, the new team can begin to work together on an ad hoc basis.

The work that most of us in this meeting perform is covered by the process team named, ________________________.
________________is on that team and she/he has joined us to give us a brief update on their activities.

________?PROCESS TEAM MEMBER:
3 to 5 minutes

HOST: That's the end of our prepared remarks. Does anyone have any questions for _______or me?


                            Q&A FOR EMPLOYEE
                       MERGER DISCUSSION MEETINGS

((Q&A: Continue this part as long as questions are good and work productivity is not threatened. Try to end the meeting on an "upbeat" note, such as after a good, positive question.))

Q1)  Is this FirstEnergy deal really a merger or an acquisition?
Isn't Ohio Edison basically taking us over?

A1) Legally, this is a merger because Centerior will be merged into a new holding company, FirstEnergy Corp., with FirstEnergy as the surviving corporation, and it is FirstEnergy that is acquiring Ohio Edison, CEI and Toledo Edison. Ohio Edison will select FirstEnergy's Board of Directors, which will select FirstEnergy's officers, in addition to Will Holland and Bob Farling, whose positions are specified in the merger agreement. Ohio Edison share holders will initially own about 2/3 of the outstanding FirstEnergy stock, while Centerior share owners will initially own about 1/3 of the stock. Aside from the legalities, however, all of us at Centerior who have had dealings with Ohio Edison are very, very impressed with their willingness to look at our ideas and the way we do things, as evidenced by the process teams.

Q2) What will happen to our union contract?

A2) All union contracts in effect when the merger is final will be honored to the letter.

Q3) Why are executives getting those big  severance packages?

A3) Basically, those agreements are pretty much standard in the utility industry and elsewhere in merger situations like this. Not reported in the news media is that some of the money mentioned is enhanced retirement pay and the executives won't get that until they retire. If you want more details, please let me know.

Q4) Is there going to be a buy-out or any sort of VEROP or VTP for older employees.

A4) No decision has been made on that, but the companies did a review and found that not many employees would be eligible for it.

Q5) What is going to happen to: Employee electric discount or hospitalization or retirement packages or vacation days or holidays or other benefits?

A5) That one is easy: No one knows. But it is being worked on in a major way. There is a special sub-committee -- an activity team -- of the HR Process Team of Centerior and Ohio Edison that is looking at
all the employee benefits issues  now.   We will know something in a
matter of weeks or months.

Q6) What does the future hold in store for FirstEnergy in the nuclear industry? We'll be a major owner of nuclear generating facilities.

A6) There is a special two-company task force at work right now on that topic. Their charge is to assess our overall nuclear capabilities and make recommendations on what FirstEnergy should do going forward.

Q7) We've already shut Acme and Lake Shore and we've announced we're shutting some of the units at Ashtabula and Avon. What's the future of fossil generation?

A7) The units we have shut down are older, less efficient units that cost a lot more to generate each kilowatt. We will constantly be looking at the lowest-cost alternatives in the generation field.

Q8) Are we going to change our name to FirstEnergy after the merger?

A8) Not necessarily. Legally, Centerior Energy Corporation will no longer exist, and CEI and Toledo Edison and Centerior's other subsidiaries will be subsidiaries of FirstEnergy, but we could operate under the FirstEnergy name if we chose to do so

Q9) Can you elaborate a bit about the rate advantages you mentioned for commercial customers and schools?

A10) Most importantly, small commercial customers in Toledo would no longer be subjected to a 30-kilowatt minimum monthly demand charge. That will help reduce the bills of our smaller customers. In Cleveland, large commercial customers would receive energy and demand rates that are more favorable. Meanwhile, schools and government facilities would be eligible for up to $75 million in loans to increase efficiency and productivity, attract and retain customers and create jobs. Again, all of these would go into effect seven months after the merger is final, just the like the $3 per month residential reduction.

Q11) What is the significance of the write-offs associated with the new rate plan and the merger agreement?

A11) The effect of the write-offs is to make us a more competitive company. We will lower our rates with less pain than would have otherwise been possible, while at the same time joining a bigger company, FirstEnergy Corp., with greater financial resources. Through our relationship with regulators, the rates we charge to customers are based in part on our ability to recover approved costs in rates. By reducing assets for regulatory purposes, we can reduce the costs we expect to recover and lower our rates accordingly. This will make us more competitive in the marketplace. The various agreements we've reached allow us to reduce our regulatory assets in a steady, controlled fashion of the next eight years.

                                                    ##


Second Document:

SCRIPT OF VIDEO PRESENTATION TO BE USED IN CONNECTION WITH MERGER
INFORMATION MEETINGS FOR EMPLOYEES


 Five in Five
Support the Merger
Centerior Employee Video Script
2/28/97



Bob Farling : By now you've heard a lot about our proposed merger with Ohio Edison to form FirstEnergy. If you own company stock, you know that you are being asked to vote for the merger. Even if you don't own stock, you are probably being asked by neighbors or friends about the merger.

If you've already come to the conclusion that this is a good thing for Centerior Energy -- and for you as an employee -- great. Then what I'm about to say will only reinforce what you've already decided.
But if you're undecided about how you'll vote -- or even if you should vote -- or don't know how you feel about the merger -- just give me five minutes. I'll give you five good reasons why you should vote for the merger.

Number one -- it's better for you to work for a larger, stronger company.

Quite simply, more employees will have better career opportunities in a company that is twice the size of Centerior Energy. This means more ways to use the skills you've acquired and to share performance improvements already implemented at Centerior Energy.

The merger has other advantages for you as an employee -- for example, by becoming financially sound sooner, the company can provide you with more opportunities to expand your skills and face new challenges in new, exciting areas. It means your entire compensation package will be provided by a more competitive company.

And that's important, whether we're talking about your income and the health care coverage that you need right now or the retirement funds you're counting on for the future.

Second, this merger is Centerior's best option for the future -- and that makes it your best option, too. No doubt you've read about the number of mergers, acquisitions and new business opportunities that other electric companies are pursuing. And, while the company has looked at many of these same options, none fit as well with Centerior's Corporate Strategy as the merger with Ohio Edison. It allows us to have more control over our destiny -- rather than have someone else step in and dictate our future.

This merger makes sense -- for a lot of reasons. Our two companies have adjoining service areas.
We share ownership in several generating units.
Both companies have a large industrial customer base. Plus after the merger we will have similar rate plans to better reduce costs for customers.

In a new competitive marketplace, size and capability to serve large numbers of customers will be an advantage. The merger allows
Centerior to achieve growth more quickly. And that's important, since competitors are looking at every opportunity to enhance their position, too.

The third reason -- the merger will greatly improve Centerior's financial outlook. Many areas of our two companies' joint operations offer opportunities for savings and improvement. For example, by combining generating assets, FirstEnergy can implement improvements already being achieved by both companies. We expect savings of approximately $1 billion over 10 years will result from new efficiencies through shared operations.

And we plan to reduce our combined debt by at least $2.5 billion through the year 2000. That's more than Centerior could achieve on its own.

The merger will also provide twice the cash flow -- which pays your wages and benefits, dividends to shareholders and other costs. And, if you are a shareholder through the 401k plan, strong cash flow enhances the security and growth potential of your investment.

The fourth reason is that our customers -- and that includes most of us -- will be served by a company with more resources -- a company that will be able to supply your energy needs well into the future, while offering lower rates and better service. In addition, our customers will be offered a wider variety of energy-related products and services.

Plus, the communities that Centerior Energy serves can be assured of continued support and economic development assistance.

Number five, the merger will make FirstEnergy the 11th largest investor-owned electric system in the country. This will enable FirstEnergy to play a key role in helping to shape the emerging energy market. And it will create a transmission network that will enable the company to pursue off-system electric sales in growing markets like Canada and the eastern United States -- another way the business can grow and prosper. Already our employees are working on process teams with Ohio Edison to help shape FirstEnergy.

See? Five minutes -- and five very good reasons to vote for the merger.

Just to recap, the merger will provide better career opportunities for more employees and will help grow our business; improve our company's financial outlook; enable FirstEnergy to position itself for a leadership role in the industry and provide cost savings and value for customers.

So you see, your vote is important. None of this will happen if we, as shareowners, don't take the time to vote "for" the merger on the proxy card you received in the mail. And please send it in promptly -
- because not returning the card has the effect of voting against the merger.

Thanks in advance for your support. We really need everyone to support the merger going forward. This merger gives you the opportunity to be part of an even more successful, competitive company -- a company called FirstEnergy.


Third Document:

CONTENT OF OVERHEAD TRANSPARENCIES TO BE USED IN CONNECTION WITH
MERGER INFORMATION MEETINGS FOR EMPLOYEES

Transparency #1:

     Welcome
        Introduction
        "Five in Five" Bob Farling
        The Vote
        Rate Plan
        Future Hurdles
        Process Team Update
        Questions & Answers

Transparency #2:

     Vote Yes For the Merger
        Share owner meetings at Centerior and Ohio Edison
        March 27, 1997
        2:00 PM

Transparency #3:

     Failure to Send in the Proxy Results in a NO Vote
        Encourage all share owners to be sure and vote for the merger. If you have not voted yet, do it today.

Transparency #4:

     Votes Needed to Pass the Merger
        50% of ALL Outstanding Shares of Centerior Stock.
        2/3 of ALL Ohio Edison Outstanding Shares of Stock
        Remember share owners who do not vote have the effect of a NO vote

Transparency #5:

     Rate Reduction Plan
        shows a "20% Reduction in Residential Base Rates"
        Graphic depicting seven points in time, indicating a "freeze" in rates at time FirstEnergy is approved; "$3.00 @ mo." reduction in rates in 2000; "$4.00 @ mo." reduction in rates in 2001; "$5.00 @ mo." reduction in rates between 2001 and 2006; and a 20% drop in rates in 2006.


Transparency #6:

     Our Service Is Expected to Cost
        20% Less in 2006
        Tell your friends about it!


Transparency #7:

     Additional Merger Hurdles
        SEC
        FERC
        DOJ

Transparency #8:

     FirstEnergy
        Target Date
        September 1, 1997

Transparency #9:

     Process Teams Schedule
        March - Look at "AS IS" Processes at both Companies
        April - Propose "CAN BE" Processes for FirstEnergy
        Early Summer - TMT Evaluation of Process Team Suggestions
        FirstEnergy -- Ready by Sept. 1, 1997

Transparency #10:

     FirstEnergy